Dechert LLP
1775 I Street, N.W.
Washington, D.C.  20006
Telephone:  (202) 261-3300
Fax:  (202) 261-3333

April 1, 2005

Laura E. Hatch

Division of Investment Management

Securities and Exchange Commission

901 E Street, N.W.

Washington, D.C. 20004

Re:  HSBC Advisor Funds Trust PRE 14A

Dear Ms. Hatch:

This letter responds to the comments that you provided to Dechert LLP in a telephonic discussion on Monday, March 28, 2005 and Wednesday, March 31, 2005, with respect to the above-referenced proxy statement. We have reproduced your comments below, followed by our responses.

1.

General Comment: Please confirm the use of a proxy statement to solicit requisite shareholder approval of the proposed reorganization in Proposal 4, as opposed to a prospectus/proxy statement on Form N-14.

Response: The use of a proxy statement to solicit requisite shareholder approval of such a transaction, as opposed to a prospectus/proxy statement on Form N-14, is fully consistent with industry practice and the historical guidance of the SEC staff in this area, as further discussed in the memorandum provided to you on Wednesday, March 31, 2005.

2.	Comment: (page 2) Please confirm whether shareholders have the ability to revoke their proxy up until the day of the Special Meeting.

Response: Shareholders have the ability to revoke their proxies up until the day of the Special Meeting. As such, we have revised the language to explicitly state that shareholders have up until the day of the Special Meeting to revoke their proxy.

3.	Comment: (page 4) Please describe why and when HSBC Investments (USA) Inc., changed to HSBC Asset Management (Americas) Inc. and whether the change is related to this proxy.

Response: HSBC Asset Management (Americas) Inc. changed its name to HSBC Investments (USA) Inc. in February 2005. The change is unrelated to this proxy. As such we have revised the language to clarify that HSBC Investments (USA) Inc., whose name was formerly HSBC Asset Management (Americas) Inc., was changed unrelated to this proxy.

4.

Comment: (page 6) Please explain whether the exemptive order (the "Order") on March 14, 2004 permitting the Adviser to enter into a new sub-advisory agreement or materially amend an existing sub-advisory agreement, subject to approval by the Board of Trustees but without first obtaining shareholder approval allows the Trust or the Fund to pay sub-advisers directly.

Response: The Order permits each sub-adviser who is engaged by the Adviser directly to be paid directly by the Trust on behalf of the respective Fund at rates negotiated with each sub-adviser by the Adviser. As such, we have added the following disclosure:

Further, each sub-adviser engaged by the Adviser is paid directly by the Trust on behalf of the respective sub-advised Fund at rates negotiated with each sub-adviser by the Adviser.

5.

Comment: (pages 8 and 15) Please explain why the Growth and Income Fund and the Mid-Cap Fund are each seeking a Manager-of-Managers arrangement, if each Fund's Current Agreement currently allows the Adviser to delegate any or all of its responsibilities, subject to supervision by the Adviser, to one or more sub-advisers.

Response: We have clarified the language to reflect your comment. The Manager-of-Managers arrangement has previously been implemented by other funds in the HSBC Family of Funds. The Adviser, the Growth and Income Fund and the Mid-Cap Fund can operate as a Manager-of-Managers fund in reliance upon the Order only if, among other things, each Fund's shareholders approve the Manager-of-Managers arrangement. If shareholders approve the Manager-of-Managers arrangement for each Fund, the Adviser may enter into a new sub-advisory agreement or materially amend an existing sub-advisory agreement, subject to the approval of the Board of Trustees, but without first obtaining shareholder approval, as opposed to having to obtain shareholder approval as is currently the case.

6.	Comment: (pages 7 & 15) Please provide the disclosure per Item 22(c)(9) of Schedule 14A for Proposal 1(b) and 2(b).

Response: As requested, we have added the applicable information as required pursuant to Item 22(c)(9) of Schedule 14A.

7.

Comment: (pages 10 & 19) Please explain whether changes to a sub-advisory agreement that would result in an increase in gross advisory fees of the Fund would be required to be approved by shareholders of the Fund.

Response: Shareholder approval is required if aggregate advisory and sub-advisory fees (i.e., gross fees which are based on a contractual amount) increase.

8.	Comment: (pages 12 and 19) Please provide the disclosure per Item 22(c)(10) of Schedule 14A for Proposal 1(b) and 2(b).

Response: As requested, we have added the applicable disclosure for Proposal 1(b) and 2(b) as required pursuant to Item 22(c)(10) of Schedule 14A.

9.	Comment: (page 12) Please provide the disclosure per Item 22(c)(14) of Schedule 14A.

Response: As requested, we added the applicable disclosure as required pursuant to Item 22(c)(c)(14) of Schedule 14A.

10.	Comment: (page 15) Please note the duplicative sentence.

Response: We have deleted the duplicative sentence.

11.	Comment: (page 14) Please confirm whether the total advisory fees payable by the Fund would increase by 0.15% rather than 0.20%.

Response: We have confirmed you comment and amended the percentage increase to 0.15%.

12.

Comment: (pages 12 & 19) Please confirm whether the Board of Trustee considered the overall profitability and costs to each Sub-Adviser from its relationship with the Growth and Income Fund and the Mid-Cap Fund, respectively as it did with the Adviser's overall profitability and costs.

Response: The Board of Trustees did not have available the pertinent information for each sub-adviser, but rather the Board of Trustees relied on the fact that the Adviser's interest is best served in negotiating the best possible fee for each Fund.

13.	Comment: (page 30) Please confirm whether there will be any tax loss carryforwards as a result of the proposed reorganization in Proposal 4, and if so, please discuss.

Response: We are confirming whether there will be tax loss carryforwards, if so, we will supplement the proxy disclosure accordingly.

14.	Comment: Please provide a capitalization table and pro forma fee table in connection with the proposed reorganization in Proposal 4.

Response: As requested, we will provide a capitalization table and pro forma fee table.

Thank you for your attention and consideration of this matter. Please call me at 202.261.3397 with any questions or comments, or if I may be of further assistance.

Sincerely,

Michael S. Didiuk

cc: David J. Harris, Dechert LLP

MSD/hdl